   FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

   ANNOUNCES

   EARNINGS AND

QUARTERLY DIVIDEND

April 24, 2008

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, announced earnings for the three months ended March 31, 2008 of $223,000 ($.07 per diluted share), which represents a $69,000, or 23.6%, decrease from the $292,000 ($.09 per diluted share) earned in the same period of 2007. The annualized return on assets for the period was .66%, with an annualized return on equity of 2.60%, compared to .95% and 3.58%, respectively, for the quarter ended March 31, 2007.

Net interest income for the quarter ended March 31, 2008 was $1,069,000, a $52,000, or 5.1%, increase from the same period in 2007. This increase mainly reflects higher loan balances. Noninterest income for the quarter ended March 31, 2008 was $189,000, a $25,000, or 15.2%, increase from the quarter ended March 31, 2007. Gains on loan sales were up $17,000 due to higher loan volumes sold, and other fees, including debit card income, increased $7,000. Noninterest expense for the quarter ended March 31, 2008 was $901,000, a $180,000 or 25.0% increase over the same quarter last year. Compensation expense increased $97,000 due to normal salary increases, additions to staff, higher expenses for employee stock benefit plans, and higher costs of stock incentive plans. Legal expenses for the acquisition of Barnsdall State Bank, which was completed on April 1, 2008, and expenses associated with being a public company increased $51,000. The Company will capitalize all legal and other expenses incurred in the acquisition in the fourth quarter. Income taxes were

$134,000 for the quarter ended March 31, 2008, a decrease of $34,000 from the same period last year, because of a corresponding decrease in pretax income.

Net income for the nine months ended March 31, 2008 was $825,000 ($.25 per diluted share), a $185,000 or 28.9% increase over the $640,000 earned in the same period last year. The annualized return on assets for the current period was .83%, with annualized return on equity of 3.11%, compared to .72% and 4.25%, respectively for the period ended March 31, 2007.

Net interest income for the nine months ended March 31, 2008 was $3,290,000, increasing $706,000, or 27.3% from the same period last year. This increase mainly reflects equity proceeds from our January 2007 stock offering and higher loan balances. The Company had no provision for loan losses in the period ended March 31, 2008, compared to a $10,000 provision in the same period in 2007. Noninterest income for the current nine month period was $558,000, a $63,000 or 12.7% increase over the same period last year. Gains on sales of loans were up $36,000 due to higher loan volumes sold. Other fees, including debit card income, increased $21,000. Noninterest expense increased $469,000, or 22.6% to $2,546,000 for the current year. Compensation expense increased $196,000 principally due to normal salary increases, higher employee stock ownership plan costs, and higher costs of stock incentive plans. Legal expenses for the acquisition of Barnsdall State Bank and expenses associated with being a public company increased $148,000, including additional expenses relating to the 2007 annual meeting of shareholders. Approximately $71,000 of these legal fees will be capitalized in the fourth quarter of fiscal 2008, as the acquisition of Barnsdall State Bank was successfully closed on April 1, 2008. Income taxes were $477,000 for the period ended March 31, 2008, an increase of $126,000 over the same period last year, because of a corresponding increase in pretax income.

Total assets increased $15.3 million from June 30, 2007, and as of March 31, 2008 were $138.0 million, while stockholders’ equity decreased $3.9 million to $31.3 million. This decrease in stockholders’ equity was primarily due to the buyback of 349,945 shares of common stock as announced in the two stock repurchase programs, and the buyback of 72,190 shares of common stock to fund the Osage Bancshares, Inc. 2007 Stock

Compensation and Incentive Plan. Loans receivable totaled $97.6 million as of March 31, 2008, an increase of $8.9 million from June 30, 2007. The increase was principally due to nonresidential and construction real estate loan growth. The Company’s asset quality ratios remain strong. Non-performing loans represented .02% of total loans at March 31, 2008, while there were no nonperforming loans at March 31, 2007. The allowance for loan losses at March 31, 2008 was $393,000, and represented .40% of total loans. There were $9,000 of net charge-offs for the nine months ended March 31, 2008 compared to $7,000 for the nine months ended March 31, 2007. Deposits increased $15.9 million, or 21.9%, from June 30, 2007 to $88.6 million as of March 31, 2008, due to growth in public funds and rate promotions on certificates of deposit. Federal Home Loan Bank advances totaled $16.0 million, a $3.0 million increase from June 30, 2007. The increase was primarily for improving interest rate risk by lengthening the maturities of liabilities.

The Company also announced that its Board of Directors had declared its sixth quarterly cash dividend of $.085 per share, payable May 20, 2008 to stockholders of record as of May 6, 2008. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

On January 17, 2007, Osage Federal MHC (the "MHC") completed its reorganization into stock form and the Company succeeded to the business of the MHC's former federal mid-tier holding company subsidiary, Osage Federal Financial, Inc., which ceased to exist. Each outstanding share of common stock of Osage Federal Financial, Inc. (other than those held by the MHC) was converted into 1.5739 shares of common stock of the Company. As part of the transaction, the Company sold a total of 2,513,880 shares to the public at $10 per share, including 201,828 shares purchased by the Company’s employee stock ownership plan with funds borrowed from the Company.

On April 1, 2008, the Company’s wholly owned subsidiary, Osage Federal Bank, completed its acquisition of Barnsdall State Bank. Barnsdall State Bank had assets of $12.2 million and equity of $1.7 million at March 31, 2008. The results of this purchase will be included in the Company’s financial statements beginning in the quarter ended June 30, 2008.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, now operates three offices and two automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-287-2919

4